REVOLVING CREDIT NOTE

$1,900,000.00                                                 New York, New York
                                                                 August 31, 2005


         FOR VALUE RECEIVED, SmartServ Online, Inc. a Delaware corporation ("Debtor"), HEREBY PROMISES TO PAY to the order of CAMOFI MASTER LDC ("Payee"), at the offices of Payee, 350 Third Avenue, New York, New York, or at such other place as Payee may from time to time designate, the principal sum equal to the lesser of (a) ONE MILLION NINE HUNDRED THOUSAND DOLLARS ($1,900,000.00) or (b) the aggregate unpaid principal amount of all Advances made by Payee to Debtor, which amount shall be payable by Debtor in lawful money of the United States of America and in immediately available funds in accordance with the terms of the Loan Agreement (as defined below). Debtor hereby further promises to pay interest (the "Interest") to the order of Payee on the unpaid principal balance hereof at the rates and in the manner and in accordance with the provisions of the Loan Agreement, which provisions are hereby incorporated herein by reference.


      1. For the purposes hereof, "Loan Agreement" shall mean that certain Loan Agreement, dated as of the date hereof, between Payee and Debtor, as the same now exists or may hereafter be amended, restated, renewed, replaced, substituted, supplemented, extended, or otherwise modified. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

      2. This Note evidences the aggregate outstanding principal balance, from time to time, of the Advances made by Payee to Debtor pursuant to the Loan Agreement. It is contemplated that there may be times when no indebtedness is owing hereunder; but notwithstanding any such occurrence, this Note shall remain valid and shall be in full force and effect as to the Advances made subsequent to each such occurrence.

      3. This Note is secured by the Collateral and is entitled to all of the benefits and rights as set forth in the Loan Agreement and the Transaction Documents. At the time any payment is due hereunder, Lender, at its option, may charge the amount thereof to any account of Debtor maintained by Lender.

      4. If any Event of Default shall occur, or if the Loan Agreement shall be terminated, in addition to all rights and remedies of Payee under the Loan Agreement and the Transaction Documents, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, any or all of the Obligations, including, without limitation, all amounts owing under this Note, may, as provided in the Loan Agreement, be declared or shall forthwith become due and payable, together with all interest accrued thereon and with interest accruing thereafter at the then applicable interest rate under the Loan Agreement until the indebtedness evidenced by this Note is paid in full, plus the costs and expenses of collection hereof, including, but not limited to, reasonable attorneys' fees and legal expenses.

      5. Debtor hereby (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Debtor is expressly hereby waived by Debtor. Upon or after maturity of this Note, or any Event of Default or termination of the Loan Agreement, Payee shall have the right, subject to the terms of the Loan Agreement, but not the obligation, to set off against this Note all money owed by Payee to Debtor.

      6. No resort to any Collateral for payment shall be required prior to the enforcement hereof against Debtor and any guarantors or endorsers hereof. None of the rights of Payee shall be waived or diminished by any failure or delay in the exercise thereof.

      7. If any provision of this Note conflicts with any provision of the Loan Agreement, such provision of the Loan Agreement shall control. If any provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other provisions hereof shall in no way be affected thereby.

      8. This Note shall be binding upon the successors and assigns of Debtor and shall inure to the benefit of Payee and its successors, endorsees and assigns. Whenever used herein, the term "Debtor" shall be deemed to include the undersigned and its respective successors and assigns and the terms "Payee" shall be deemed to include its respective successors, endorsees and assigns.

      9. This Note shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Debtor with respect to any of the Obligations, this Note or any Transaction Document may be brought in any court of competent jurisdiction in the State of New York and, by execution and delivery of this Note, Debtor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of such court, and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Note. Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Debtor, and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Payee to bring proceedings against Debtor in the courts of any other jurisdiction. Debtor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Debtor against Payee involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Note or any related agreement, shall be brought only in a federal or state court located in The City of New York.

      10. DEBTOR EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR ANY TRANSACTION DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. DEBTOR CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT DEBTOR AND PAYEE MAY FILE AN ORIGINAL COUNTERPART OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF DEBTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

      11. (a) Each calendar month by the tenth (10th) Business Day prior to date that Interest is payable on this Note (the "Notice Date"), Debtor, at its election, may deliver to Payee a written notice in the form to be provided by Payee converting the Interest payable on the next Payment Date in either cash or Common Stock, or a combination of both (each, a "Payment Notice"). If a Payment Notice is not delivered by Debtor on or before the applicable Notice Date for such Payment Date, then Debtor shall pay the Interest due on such Payment Date in cash. If Debtor converts all or a portion of the Interest into shares of Common Stock as provided herein, the number of such shares to be issued by the Debtor to Payee on such Payment Date shall be the number determined by dividing
(x) the portion of the Interest to be paid in shares of Common Stock, by (y) the Interest Conversion Price on such Payment Date. For purposes hereof (a) the "Interest Conversion Price" means the product of (a) 85% and (b) the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. EST) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices) the most recent bid price per share of the Common Stock so reported; or
(c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Payee. For the purposes of this Note, "Trading Market" means any of the NASD OTC Bulletin Board, NASDAQ SmallCap Market, the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange.

          (b) Notwithstanding anything to the contrary herein, none of Debtor's obligations to Payee may be converted into Common Stock unless (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists, (ii) no Event of Default exists and (iii) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act.

          (c) Debtor will have the option of prepaying this Note ("Optional Redemption") by paying to Payee a sum of money equal to one hundred fifteen percent (115%) of the outstanding principal amount of this Note together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Payee arising under this Note, the Loan Agreement, or any Transaction Document (the "Redemption Amount") outstanding on the day written notice of redemption (the "Notice of Redemption") is given to the Payee. The Notice of Redemption shall specify the date for the Optional Redemption (the "Redemption Payment Date") which date shall be seven (7) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of this Note for which Payee has a pending election to convert pursuant to Section 12, or for conversions made by Payee pursuant to Section 12 during the Redemption Period. The Redemption Amount shall be determined as if the Payee's conversion elections had been completed immediately prior to the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to Payee. If Debtor fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

          (d) Simultaneously with the closing of a Qualified Financing, the Debtor shall prepay this Note in cash in an amount equal to the product of (a) fifty percent (50%) and (b) one hundred fifteen percent (115%) of the outstanding principal amount of this Note together with accrued but unpaid interest thereon.

      12. Payee shall have the right, but not the obligation, to convert all or any portion of the outstanding principal amount of this Note, together with interest and fees due thereon, into shares of Common Stock pursuant to the procedures set forth in Article III of the Senior Secured Convertible Note, dated the date hereof, from Debtor to Payee and Section 7 of the Securities Purchase Agreement, dated as of the date hereof, between Debtor and Payee in each case mutatis mutandis, such Article and Section being incorporated herein by reference.

                            [SIGNATURE PAGE FOLLOWS]

                                        SMARTSERV ONLINE, INC.

                                        By:    /s/ Robert Pons
                                               --------------------------
                                        Name:  Robert Pons
                                        Title: Chief Executive Officer